Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Abcam plc of our report dated March 14, 2022 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Abcam plc’s Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Cambridge, United Kingdom

March 29, 2022